Exhibit 16.1

April 7, 2025

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Consolidated Water Co. Ltd. under Item 4.01 of its Form 8-K dated April 7, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Consolidated Water Co. Ltd. contained therein.

Very truly yours,

Marcum LLP

Marcum LLP / 201 East Las Olas Boulevard / 21st Floor / Fort Lauderdale, FL 33301 / Phone 954.320.8000 / marcumllp.com